As filed with the Securities and Exchange Commission on October 24, 2008

Registration No. 333-129574

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0042539
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(650) 624-4900

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Richard King

President

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(650) 624-4900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Suzanne Sawochka Hooper, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

(650) 843-5000

Approximate date of commencement of proposed sale to the public:

Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Tercica, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to its Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 9, 2005 (Registration No. 333-129574) (the “Registration Statement”).

On October 16, 2008, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger, dated as of June 4, 2008 (the “Merger Agreement”), by and among the Registrant, Beaufour Ipsen Pharma, a société par actions simplifiée organized under the laws of France (the “Purchaser”), and Tribeca Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”). Pursuant to the Merger Agreement, at 4:01 pm (Eastern) on October 16, 2008 (the “Effective Time”) Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Purchaser and its affiliates (the “Merger”).

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Purchaser and its affiliated entities) was cancelled and converted into the right to receive $9.00 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on this 22nd day of October, 2008.

TERCICA, INC.

By:	/s/ Richard King
Richard King
President

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard King Richard King	President (Principal Executive Officer)	October 22, 2008

/s/ Erwan Le Gall Erwan Le Gall	Treasurer and Director (Principal Accounting and Financial Officer)	October 22, 2008

/s/ Christophe Jean Christophe Jean	Director	October 23, 2008

/s/ Patrick Merat Patrick Merat	Director	October 23, 2008

/s/ Jacques Pierre Moreau Jacques Pierre Moreau	Director	October 24, 2008

/s/ John A. Scarlett John A. Scarlett, M.D.	Director	October 23, 2008